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                                             Exhibit C1

NEES Energy, Inc.
Statement of Cash Flows (Thousands of Dollars)
For the Quarter Ended March 31, 1997
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                       $  (848)
  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Decrease in prepaid taxes                                317
     Increase in undistributed income/(loss) in
       subsidiary                                           1,192
     Decrease in accounts receivable                            2
     Increase in accounts payable                              63
                                                           ------
Net cash used in operating activities                         726
                                                           ------


Investing activities:
  Investment in AllEnergy Marketing Co.,L.L.C.             (3,500)
                                                          -------
Net cash used in investing activities                      (3,500)
                                                          -------


Financing Activities:
     Subordinated notes payable to parent-issues            2,550
                                                          -------
Net cash provided by financing activities                   2,550
                                                          -------


Net decrease in cash and cash equivalents                    (224)

Cash and cash equivalents at beginning of period              292
                                                          -------

Cash and cash equivalents at end of period                $    68
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